Exhibit 99.1
Bioheart, Inc. Announces Financial Results for
Second Quarter 2008

Contact:	William Kline	Lytham Partners, LLC
	Chief Financial Officer	Joe Diaz
	Nicholas Burke	Joe Dorame
	VP — Financial Operations	Robert Blum
	(954) 835-1500	(602) 889-9700
SUNRISE, Fla., July 30, 2008 /PRNewswire-FirstCall/ — Bioheart, Inc., (Nasdaq:BHRT) a company committed to delivering intelligent devices and biologics that help monitor, diagnose and treat heart failure and cardiovascular diseases, today announced financial results for the second quarter ended June 30, 2008.
Recent Clinical Highlights:
•	On July 24, 2008, we announced that the results of a preclinical study involving the injection of myoblasts modified to express stromal derived factor-1(alpha) protein (SDF-1) into the scar tissue of the myocardium of rats, which suggest improved heart function, were recently presented at two scientific meetings — the International Society for Magnetic Resonance in Medicine (ISMRM) in Toronto, and the American Society of Gene Therapy Meeting (ASGT) in Boston.

•	The May 2008 issue of Cath Lab Digest featured an article on MyoCell® Clinical Cell Therapy, the SEISMIC Trial and an interview with Warren Sherman, MD, Director, Cardiac Cell-based Endovascular Therapies, Columbia University Medical Center, New York, New York and Principal Investigator of the MYOHEART Trial and the Phase II/III MARVEL Trial.
Recent Corporate Highlights:
•	On July 11, 2008 the Company announced that it secured worldwide non-exclusive distribution rights to the Bioheart 3370 Heart Failure Monitor, an interactive and simple-to-use at-home intelligent device designed specifically to improve available healthcare to patients outside hospitals who are suffering from heart failure. The device, manufactured by RTX Healthcare A/S (Denmark), has 510k market clearance from the U.S. Food and Drug Administration for marketing in the U.S. and CE mark approval for marketing in Europe and other countries that follow this mark.

•	On July 2, 2008, the Company announced it was added to the Russell Microcap Index after the Russell Investment Group reconstituted its comprehensive set of U.S. and global equity indexes on June 27, 2008.

•	On July 1, 2008 the Company’s Board of Directors appointed Howard J. Leonhardt, Bioheart’s co-founder, Chairman of the Board and Chief Technology Officer, to serve as Chief Executive Officer.

Revenues for the quarter ended June 30, 2008 were $16,786 compared to $194,609 in the second quarter of 2007. During the quarter, the Company also recognized $15,000 of development revenue for services performed under a clinical registry agreement. The Company reported a net loss for the second quarter of 2008 of $3.9 million, or $(0.27) per share, compared to a net loss of $2.8 million, or $(0.21) per share, for the same quarter last year. The Company ended the quarter with cash and cash equivalents totaling $1.9 million.
The increase in the Company’s net loss in the second quarter of 2008 as compared to the second quarter of 2007 is primarily attributable to increased stock-based compensation and interest expense related to $10 million of debt incurred by the Company in June 2007.
Research and development expenses for the second quarter of 2008 were $1.5 million compared to $1.8 million in the second quarter last year. The primary focus of the Company’s research and development activities during the quarter related to the MARVEL Trial. The MARVEL Trial is the largest clinical trial of its kind to date, investigating the use of autologous myoblasts to treat patients suffering from congestive heart failure. These myoblasts, adult stem cells that are precursors to muscle, are derived from the patient’s own body. When injected into scar tissue within the heart wall, myoblasts have shown they are capable of engrafting in the damaged tissue and differentiating into mature muscle cells capable of augmenting cardiac function.
“Recently, we acquired the distribution rights to a cardiac monitoring device that will complement the potentially groundbreaking biologic therapies that we are developing,” said Howard Leonhardt, Chairman and Chief Executive Officer of Bioheart, Inc. “We believe that this leading-edge device will help to accelerate our efforts to transition from a development stage research company to a fully operating product marketing company.”
Mr. Leonhardt continued, “My background in the scientific development of medical devices, and my experience in working with strategic marketing partners to identify and penetrate targeted markets for those devices will serve us well at this important moment in the Company’s history. This is an exciting time in the development of Bioheart and we look to the future with great enthusiasm.”
About Bioheart, Inc.:
Bioheart, Inc. (Nasdaq: BHRT) is committed to delivering intelligent devices and biologics that help monitor, diagnose and treat heart failure and cardiovascular diseases. Its goals are to improve a patient’s quality of life and reduce health care costs and hospitalizations. Specific to biotechnology, Bioheart is focused on the discovery, development and, subject to regulatory approval, commercialization of autologous cell therapies for the treatment of chronic and acute heart damage. Its lead product candidate, MyoCell®, is an innovative clinical muscle-derived stem cell therapy designed to populate regions of scar tissue within a patient’s heart with new living cells for the purpose of improving cardiac function in chronic heart failure patients. The Company’s pipeline includes multiple product candidates for the treatment of heart damage, including Bioheart Acute Cell Therapy, an autologous, adipose tissue-derived stem cell treatment for acute heart damage, and MyoCell® SDF-1, a therapy utilizing autologous cells that are genetically modified to express additional potentially therapeutic growth proteins. For more information on Bioheart, visit www.bioheartinc.com.
MyoCell, MyoCell SDF-1 and MyoCath are trademarks of Bioheart, Inc.
Forward-Looking Statements:

Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limiting the generality of the foregoing, words such as “may”, “will”, “to”, “plan”, “expect”, “believe”, “anticipate”, “intend”, “could”, “would”, “estimate”, or “continue” or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements.
Investors and others are cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, (i) our ability to secure additional financing; (ii) the timely success and completion of our clinical trials; (iii) the occurrence of any unacceptable side effects during or after preclinical and clinical testing of our product candidates; (iv) regulatory approval of our product candidates; (v) our dependence on the success of our lead product candidate; (vi) our inability to predict the extent of our future losses or if or when we will become profitable; (vii) our ability to protect our intellectual property rights; and (viii) intense competition. The Company is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including the section entitled “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2007, as amended by Amendment No. 1 on Form 10-K/A and its quarterly report on Form 10-Q for the quarter ended March 31, 2008.
Financial Tables on Following Pages

Bioheart, Inc. and Subsidiaries
Consolidated Balance Sheets

	June 30,	December 31,
	2008	2007
	(Unaudited)	(Derived from
		audited financial
		statements)
ASSETS
Current assets
Cash and cash equivalents	$1,879,995	$5,492,157
Receivables	53,870	52,642
Inventory	375,832	372,054
Prepaid expenses and other current assets	2,328,441	261,030

Total current assets	4,638,138	6,177,883
Property and equipment, net	370,517	444,506
Deferred offering costs	—	3,484,070
Deferred loan costs, net	662,928	1,146,716
Other assets	68,854	71,148

Total assets	$5,740,437	$11,324,323

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$1,878,359	$2,134,256
Accrued expenses	4,436,731	4,511,775
Deferred revenue	485,786	547,286
Notes payable – current	6,781,397	6,671,112

Total current liabilities	13,582,273	13,864,429
Deferred rent	16,284	21,426
Note payable – long term	2,024,281	2,943,432

Total liabilities	15,622,838	16,829,287

Commitments and contingencies

Shareholders’ deficit
Preferred stock ($0.001 par value) 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock ($0.001 par value) 50,000,000 shares authorized; 14,447,138 and 13,347,138 shares issued and outstanding as of June 30, 2008 and December 31, 2007, respectively	14,447	13,347
Additional paid-in capital	79,835,158	77,061,296
Deficit accumulated during the development stage	(89,732,006)	(82,579,607)

Total shareholders’ deficit	(9,882,401)	(5,504,964)

Total liabilities and shareholders’ deficit	$5,740,437	$11,324,323

Bioheart, Inc. and Subsidiaries
Consolidated Statements of Operations

	For the Three-Month Period		For the Six-Month Period
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Revenues	$16,786	$194,609	$42,781	$208,414
Cost of sales	4,521	26,661	7,646	34,021

Gross profit	12,265	167,948	35,135	174,393

Development revenues	15,000	—	76,500	—

Expenses:
Research and development	1,477,634	1,785,661	2,835,691	3,186,251
Marketing, general and administrative	1,876,442	873,300	2,948,711	1,750,676
Depreciation and amortization	45,921	45,780	91,549	92,226

Total expenses	3,399,997	2,704,741	5,875,951	5,029,153

Loss from operations	(3,372,732)	(2,536,793)	(5,764,316)	(4,854,760)
Interest income	8,256	75,157	42,202	115,781
Interest expense	(496,875)	(300,801)	(1,430,285)	(301,362)

Net interest (expense) income	(488,619)	(225,644)	(1,388,083)	(185,581)

Loss before income taxes	(3,861,351)	(2,762,437)	(7,152,399)	(5,040,341)
Income taxes	—	—	—	—

Net loss	$(3,861,351)	$(2,762,437)	$(7,152,399)	$(5,040,341)

Loss per share — basic and diluted	$(0.27)	$(0.21)	$(0.51)	$(0.39)

Weighted average shares outstanding — basic and diluted	14,447,138	13,235,738	14,150,984	13,012,328